UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2010

BLACKROCK, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-33099	32-0174431
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

55 East 52nd Street, New York, New York	10055
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (212) 810-5300

(Former Name or Former Address, if Changed Since Last Report.)

Check  the  appropriate  box  below  if the  Form  8-K  filing  is  intended  to simultaneously  satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

London Lease

On  January 29, 2010, BlackRock Investment Management (UK) Limited (the “Company”), a wholly-owned subsidiary of BlackRock, Inc., entered into an agreement with Mourant & Co Trustees Limited and Mourant Property Trustees Limited as Trustees of the Drapers Gardens Unit Trust, for the lease of approximately 292,418 square feet of office and ancillary (including retail) space located at Drapers Gardens, 12 Throgmorton Avenue, London, EC2, United Kingdom.

The term of the lease will begin on February 17, 2010 (the "Effective Date") and will continue for twenty five (25) years, with the option to renew for an additional five (5) year term. The lease provides for total annual base rental payments of £13,541,595 (exclusive of value added tax and other lease charges, or approximately $21,666,552 based on an exchange rate of $1.60 per £1), payable quarterly in advance.  The annual rent is subject to increase on each fifth anniversary of the Effective Date to the then open market rent, with the rent payable from the first review date being subject to a minimum increase to £15,321,072 per annum (exclusive of value added tax, or approximately $24,513,715, based on an exchange rate of $1.60 per £1) and a maximum increase to £16,875,291 per annum (exclusive of value added tax, or approximately $27,000,466 based on an exchange rate of $1.60 per £1).  The lease will include an initial rent free period for thirty six (36) months and twenty two (22) days following the Effective Date.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information contained under Item 1.01 above is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BlackRock, Inc.
(Registrant)

Date: February 4, 2010

By:	/s/ Daniel R. Waltcher
Name:	Daniel R. Waltcher
Title	Managing Director and Deputy General
Counsel